Exhibit 99.1

GRI Bio (NASDAQ: GRI) Reports Second Quarter 2023 Financial Results and Provides Corporate Update

Rapidly advancing clinical pipeline across multiple high-value inflammatory, fibrotic and autoimmune diseases

On track to launch a Phase 2a biomarker study evaluating GRI-0621 for the treatment of IPF before year end 2023

Ongoing progress towards completion of IND-enabling studies in SLE program for GRI-0803 with IND filing expected in H1 2024

LA JOLLA, CA, August 14, 2023 – GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (“NKT”) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today reported its financial results for the quarter ended June 30, 2023 and provided a corporate update.
“The past quarter was marked by a number of critical advancements on both the clinical and corporate sides of our business. We are in the final stages of preparation for the launch of our Phase 2a biomarker study, which is expected this year. This study will evaluate our lead program, GRI-0621 for the treatment of IPF, an Orphan indication in need of innovative solutions. We are also finalizing our IND-enabling studies for our SLE program with the goal of filing an IND in the first half of 2024,” commented Marc Hertz, PhD, Chief Executive Officer of GRI Bio.
“On the corporate side, we closed our merger and began trading on the Nasdaq under the ticker ‘GRI,’ which we believe sets the stage for the future success of the Company. We also refreshed our corporate identity and launched a new corporate website, which is in line with our mission going forward and provides all key stakeholders a reliable source to access information and updates on the Company,” continued Dr. Hertz.
Recent Highlights
•Completed the previously announced merger with Vallon Pharmaceuticals;
•Launched social channels (Twitter and LinkedIn) and new website to reiterate the Company’s commitment to providing much-needed treatment options for inflammatory, fibrotic and autoimmune diseases;
•Strengthened management team with CFO appointment bolstered Board of Directors adding leadership and expertise spanning a combined 75 Years in both public and private sectors in the life sciences industry;
•Participated in conferences and investor-focused events. To watch replays of recent events, click here;
•Announced the issuance of U.S. Patent No. 11,660,309 entitled, “Prevention and treatment of inflammatory conditions,” covering methods for the prevention and treatment of inflammatory conditions; and

•Presented encouraging preclinical data indicating oral administration of GRI-0803 inhibited Lupus Nephritis and significantly improved overall survival in animal models.
GRI-0621: Type 1 invariant NKT (“iNKT”) antagonist in development for the treatment of idiopathic pulmonary fibrosis (IPF).
IPF is a rare chronic progressive pulmonary disease with abnormal scarring of the lung blocking the movement of oxygen into the bloodstream. GRI Bio’s lead program, GRI-0621 is a small molecule RAR-βɣ dual agonist that inhibits the activity of human type 1, iNKT cells. In preliminary trials to date1 and previous trials with the oral formulation, GRI-0621 has been shown to improve fibrosis in multiple disease models and improve LFTs and other markers of inflammation and injury in patients.
Key Highlights:
•Orphan indication with ~40,000 newly diagnosed cases in the United States annually2
•Currently available treatments for IPF are limited with only two approved drugs that come with significant side-effects, limited compliance and no impact on survival3
oDespite challenges, total 2022 sales of the two approved drugs in the United States were ~$4.3 billion combined4
•GRI-0621 is designed to target upstream in the inflammatory cascade and to provide potential for greater efficacy
•Established safety profile as an oral formulation
•iNKT inhibition demonstrated fibrosis resolution in multiple animal models
•Extensive IP protection with issued medical use patents and market LOE through 2036

Expected GRI-0621 Upcoming Milestones
•H2 2023: Launch Phase 2a biomarker study
•H1 2024: Report interim data from Phase 2a biomarker study
•H2 2024: Report topline results from Phase 2a biomarker study
GRI-0803: Novel activator of human type 2 NKT cells in development for the treatment of autoimmune disorders, with an initial focus on systemic lupus erythematosus (SLE).
SLE, the most common form of lupus, is an autoimmune disease in which the immune system attacks its own tissue and organs. GRI Bio’s second asset in development, GRI-0803, is a novel activator of human Type 2 NKT cells. Activation of type 2 NKT leads to a dendritic cell-mediated
1 I. Maricic et al., Differential Activation of Hepatic Invariant NKT Cell Subsets Plays a Key Role in Progression of Nonalcoholic Steatohepatitis. J Immunol 201, 3017-3035 (2018), Tazoral™ for the Treatment of Moderate to Very Severe Plaque Psoriasis Briefing Document, Allergan (https://wayback.archive-it.org/7993/20170405104812/https://www.fda.gov/ohrms/dockets/ac/04/briefing/2004-4062B1_01_Allergan-Background.pdf)
2 J. Sauleda, B. Núñez, E. Sala, J. B. Soriano, Idiopathic Pulmonary Fibrosis: Epidemiology, Natural History, Phenotypes. Med Sci (Basel) 6, (2018)
3 T. M. Maher et al., Global incidence and prevalence of idiopathic pulmonary fibrosis. Respir Res 22, 197 (2021)
4 Companies’ earnings reports

inhibition of iNKT cells. In the Company’s preclinical studies, type 2 NKT activating molecules, GRI-0803 and GRI-0124, were observed to inhibit both murine and human iNKT cells. Oral administration of these type 2 NKT activating molecules was observed to inhibit lupus nephritis and to significantly improve overall survival.
Key Highlights:
•Annual prevalence estimated to be ~161,000 people in the United States affected with definite SLE5
•Current treatments for SLE are limited, consisting primarily of immunosuppressive therapies
•GRI-0803 is designed to target upstream in the inflammatory cascade and to provide potential for greater efficacy
•Oral administration in a spontaneous model of lupus nephritis demonstrated significant inhibition of pro-inflammatory cytokines, including IL-6 and IL-17; significant inhibition of autoantibodies; and improvement in overall and proteinuria-free survival
Expected GRI-0803 Upcoming Milestones
•H1 2024: Complete IND-enabling studies
•H1 2024: File IND
•Q3 2024: Report Phase 1a SAD topline results
•Q4 2024: Report Phase 1b MAD topline results

Summary of Financial Results for Second Quarter 2023

Net loss was $8.9 million for the six months ended June 30, 2023.

Research and development expenses were $0.9million and $0.1 million for the three months ended June 30, 2023 and 2022, respectively. The $0.8 million increase in research and development expenses was primarily due to increases of $0.4 million in expenses related to the development program of GRI-0621, $0.2 million in consulting fees and $0.2 million in personnel expenses.

General and administrative expenses were $5.1 million and $0.1 million for the three months ended June 30, 2023 and 2022, respectively. The $5.0 million increase was primarily related to increased costs for professional fees, including legal, accounting and investment banking fees associated with the Merger, of $3.8 million, personnel expenses of $0.8 million as a result of increased headcount, and increases in consulting, administrative and insurance expenses of $0.3 million as a result of operating as a public company.
As of June 30, 2023, the Company had cash and cash equivalents of approximately $4.8 million.
5 https://www.cdc.gov/lupus/facts/detailed.html

About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of NKT cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 NKT agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the initiation or completion of clinical trials, the potential benefits and impact of the Company’s product candidates, and any estimate or implication as to potential market size or potential revenue. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on Nasdaq; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for their products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; (9) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (10) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents; and (10) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual

Report on Form 10-K filed with the SEC on February 24, 2023 and Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023 and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. This press release also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about its industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
GRI@jtcir.com